EXHIBIT 10.2

LUVU BRANDS, INC.

2745 Bankers Industrial Drive

Atlanta, Georgia 30360

September 1, 2023

Martin Scott

MSCOTTCFO@aol.com

Re: Stock Option Award

Dear Martin:

I am pleased to advise you that, on September 1, 2023 (the “Effective Date”), the Board of Directors of Luvu Brands, Inc., a Florida corporation (the “Company”) authorized the Award to you of an option to purchase 200,000 shares of our common stock, par value $0.01 per share (the “Option”), upon the following terms and conditions:

1. The Option is granted in accordance with and subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”).

2. The Option is an incentive stock option.

3. The Option vests and is exercisable at 50% per year beginning September 1, 2024 and expires at 5:00 pm New York time on September 1, 2028, if not exercised prior to that date. The Options shall immediately vest upon the “Change of Control” of the Company or the uplisting of the Company in the NYSE American or Nasdaq Capital Market or other national exchange. A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

4. The price at which the Option may be exercised is $.0.0812 per share.

5. The Option is non-transferable and may be exercised, in whole or in part, during the exercise period, only by you, except that upon your death, the Option may be exercised strictly in accordance with the terms and conditions of the Plan.

Martin Scott

September 1, 2023

6. The exercise price and number of shares issuable upon exercise of the Option (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

7. If, neither the Option nor the Option Shares have been registered under the Securities Act of 1933, as amended (the “Act”), and the Option Shares may not be sold, assigned, pledged, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption from registration. All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares. There is no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

8. In order to exercise the Option, you must provide us with written notice that you are exercising all or a portion of your Option. The written notice must specify the number of Option Shares that you are exercising your Option for, and must be accompanied by the exercise price described in paragraph 4, above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

9. No rights or privileges of a shareholder of the Company are conferred by reason of the grant of the Option to you. You will have no rights of a shareholder until you have delivered your exercise notice to us and we have received the exercise price of the Option in cleared funds.

You understand that the Plan contains important information about your Option and your rights with respect to the Option. The Plan includes terms relating to your right to exercise the Option; important restrictions on your ability to transfer the Option or Option Shares; provisions relating to adjustments in the number of Option Shares and the exercise price; and early termination of the Option following the occurrence of certain events; including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Option, you agree to abide by the terms and conditions of the Plan.

10. Our business is subject to many risks and uncertainties. You acknowledge you have reviewed the periodic, quarterly and annual reports filed by the Corporation with the Securities and Exchange Commission. The exercise of your Option is a speculative investment and there is no assurance that you will realize a profit on the sale of Option Shares received upon exercise of your Option.

11. The Option will become effective upon your acknowledgment of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

12. This Agreement and Plan contain all of the terms and conditions of your Option and supersedes all prior agreements or understandings relating to your Option. This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of law provisions thereof.

13. This Agreement may not be amended orally.

Very truly yours,

/s/ Louis S. Friedman
Louis S. Friedman Chief Executive Officer

Martin Scott

September 1, 2023

AGREED TO AND ACCEPTED THIS

1 DAY OF September_ 2023

/s/ Martin Scott
(Signature)

Martin Scott